February 8, 1999

Dear :

     Your firm recently received the Proxy Statement for a Special Meeting of Shareholders of Compuware Corporation.

     The matter that will be before shareholders is approval of the amendment of the Company's restated Articles of Incorporation to increase the number of authorized shares of the Company's Common Stock, $0.01 par value, from 400,000,000 shares to 1,600,000,000 shares. The Board of Directors recommends a vote for the approval of the amendment to Article III(I) of the Company's Articles of Incorporation.

     We have been apprised by Institutional Shareholder Services, Inc. (ISS) that approval of the proposal results in a share reserve pool equal to 72.0% of authorized shares, which is above (ISS) allowable threshold of 70.4%.

     We at Compuware feel strongly that approval of this proposal is critical to our ability to meet our objectives for growth and increased shareholder value.

     I have asked Chris Norris to contact you during the next few days to seek your support and the support of your Proxy Department in this important matter.

     Thank you for your consideration.

                                             Sincerely,
                                             COMPUWARE CORPORATION



                                             Joseph A. Nathan
                                             President & Chief Operating Officer